   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2001.
                                                    REGISTRATION NO. 333-______.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                       NUCENTRIX BROADBAND NETWORKS, INC.
             (Exact name of Registrant as Specified in its Charter)

                   DELAWARE                                         73-1435149
       (State or Other Jurisdiction of                          (I.R.S. Employer
       Incorporation or Organization)                          Identification No.)

                                                                 CARROLL D. MCHENRY
                                                               CHAIRMAN, PRESIDENT AND
                                                               CHIEF EXECUTIVE OFFICER
                                                         NUCENTRIX BROADBAND NETWORKS, INC.
    4120 INTERNATIONAL PARKWAY, SUITE 2000             4120 INTERNATIONAL PARKWAY, SUITE 2000
            CARROLLTON, TEXAS 75007                            CARROLLTON, TEXAS 75007
                (972) 662-4000                                     (972) 662-4000
  (Address, Including Zip Code, and Telephone        (Name and Address, Including Zip Code, and
  Number, including Area Code, of Registrant's     Telephone Number, Including Area Code, of Agent
         Principal Executive Offices)                               For Service)

                                 Copies of All Communications to:

             RODNEY L. MOORE, ESQ.                            J. CURTIS HENDERSON, ESQ.
            VINSON & ELKINS L.L.P.                        NUCENTRIX BROADBAND NETWORKS, INC.
         2001 ROSS AVENUE, SUITE 3700                   4120 INTERNATIONAL PARKWAY, SUITE 2000
              DALLAS, TEXAS 75201                              CARROLLTON, TEXAS 75007
           TELEPHONE: (214) 220-7700                          TELEPHONE: (972) 662-4000
           FACSIMILE: (214) 220-7716                          FACSIMILE: (972) 662-3800

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time from time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                 ---------------

                                            CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                                  PROPOSED          PROPOSED
                                                 AMOUNT           MAXIMUM           MAXIMUM           AMOUNT OF
      TITLE OF EACH CLASS OF                     TO BE         OFFERING PRICE      AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED                 REGISTERED       PER SHARE(1)    OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share         183,819           $10.635        $1,954,915.10         $489
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low sale prices reported on The Nasdaq Stock Market for the Registrant's common stock on October 30, 2001.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2001



                         183,819 SHARES OF COMMON STOCK

                                     [LOGO]

                       NUCENTRIX BROADBAND NETWORKS, INC.
                           4120 INTERNATIONAL PARKWAY
                                   SUITE 2000
                             CARROLLTON, TEXAS 75007
                                 (972) 662-4000

                                 ---------------

    This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 183,819 shares of our common stock. We are not selling any shares of our common stock in this offering, and we will not receive any proceeds from the sale. The aggregate proceeds to the selling stockholders from the sale of any shares of common stock will be the purchase price of the shares sold less the applicable discounts and commissions, if any. The selling stockholders may offer and sell their shares of common stock covered by this prospectus from time to time, at prevailing prices or at privately negotiated prices, in one or more transactions, including the following:

    o transactions on The Nasdaq Stock Market, or any other securities exchange or quotation system on which our common stock is then traded,


    o   over-the-counter market transactions,


    o privately negotiated transactions other than in the over-the-counter market, or


    o   in any combination of these transactions.

    The selling stockholders also may sell the shares from time to time directly, or indirectly through agents, dealers or underwriters designated from time to time, on terms to be determined at the time of sale. To the extent required, the respective purchase prices, public offering prices, names of agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. In addition, any shares that qualify for sale under Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

    The selling stockholders acquired the shares of common stock covered by this prospectus as consideration pursuant to asset purchase agreements under which we purchased assets from the selling stockholders in April 2001 and September 2001. We agreed to register the offer and resale by the selling stockholders of the shares of our common stock that they acquired under the asset purchase agreements pursuant to registration rights agreements entered into in connection with these transactions. The selling stockholders may sell their shares of common stock covered by this prospectus from time to time in transactions as described above. However, the registration of this common stock does not necessarily mean that the selling stockholders will actually sell any or all of their shares of common stock.

    Our common stock is quoted on The Nasdaq Stock Market under the symbol "NCNX." On November 5, 2001, the last reported sale price for our common stock on The Nasdaq Stock Market was $10.80.

                                 ---------------

    INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 1.

                                 ---------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OF STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


                The date of this prospectus is          , 2001

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Risk Factors.............................................................     1
Forward-Looking Statements...............................................     7
Use of Proceeds..........................................................     7
Selling Stockholders.....................................................     8
Plan of Distribution.....................................................     9
Legal Matters............................................................    10
Experts..................................................................    10
Where You Can Find More Information......................................    10

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The statements and representations contained within this prospectus are true and correct as of the date indicated on the cover page. The delivery of this prospectus does not, under any circumstances, create the implication that there has been no change since that date. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those securities to which this prospectus relates. Moreover, this prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which an offer or solicitation is unlawful.

         Additional information and our consolidated financial statements for the year ended December 31, 2000, and the three months ended March 31 and June 30, 2001, and notes to the consolidated financial statements are incorporated in this prospectus by reference to our reports filed with the SEC. See "Where You Can Find More Information." You are urged to read this prospectus, including the "Risk Factors," and our SEC reports in their entirety. All references to "Nucentrix," "we," "us," or "our," mean Nucentrix Broadband Networks, Inc., and its subsidiaries.

                                  RISK FACTORS

         The value of an investment in Nucentrix will be subject to the significant risks inherent in our business. You should consider carefully the risks and uncertainties described below and the other information included in this prospectus before you decide to purchase any shares of our common stock. The occurrence of any one or more of the events or uncertainties described below could have a material adverse effect on our financial condition, results of operations and cash flows. Additionally, further discussion of these risk factors and other risks may be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Reorganization" sections of our Form 10-K filed on April 2, 2001, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Forms 10-Q filed on May 15, 2001, and August 14, 2001, each of which is incorporated into this prospectus by reference.

WE ARE PURSUING A NEW BUSINESS THAT WE HAVE NOT PREVIOUSLY OPERATED ON A LARGE SCALE. WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR LONG-TERM BUSINESS STRATEGY OR CORRECT OUR HISTORY OF LOSSES.

         We historically have used our radio spectrum to provide wireless subscription television services and incurred substantial operating and net losses from these operations. The principal focus of our long-term business strategy currently is to transition the use of our Multipoint Distribution Service ("MDS"), Multichannel Multipoint Distribution Service ("MMDS") and Instructional Television Fixed Service ("ITFS") radio spectrum to provide broadband wireless services, such as high-speed Internet access. In this document, we often collectively refer to the MDS, MMDS and ITFS spectrum that we own or lease as "MMDS." We have launched commercial high-speed Internet access service in only two of our markets, and the revenues that we have received in these two initial markets are immaterial to date. When we determine to deploy additional markets, we intend to increase our capital expenditures to develop and launch broadband wireless services in additional markets, and we expect operating expenses from our broadband wireless operations to exceed revenues from those operations until our customer base increases. As a result, we anticipate that our net and operating losses will continue until we successfully implement our business strategy. We cannot assure you that we can develop, market and expand our broadband wireless services in the two initial markets or any additional markets to the extent necessary to successfully compete in the broadband services industry.

WE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING NECESSARY TO IMPLEMENT OUR LONG-TERM BUSINESS STRATEGY ON SATISFACTORY TERMS AND CONDITIONS.

         To implement our long-term business strategy, we will need additional capital for capital expenditures, operating expenses, system development costs, and acquisition costs, including debt that may be assumed in future acquisitions. We plan to finance these activities by debt or equity financings, secured or unsecured credit facilities, vendor financing, sales of assets, joint ventures, or other arrangements. We cannot assure you that we will be able to obtain the financing we will need to fund the implementation of our long-term business strategy on satisfactory terms and conditions, if at all. If we incur additional debt, we may have to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest, which may cause us to be more vulnerable to competitive pressures and economic downturns. If we fail to obtain additional financing in a timely manner and on acceptable terms, we may have to delay, reduce or eliminate the launch of new high-speed Internet access systems.

WE CANNOT ASSURE YOU THAT THE NEXT GENERATION TECHNOLOGY FOR OUR NETWORK PLATFORM WILL PROVIDE THE BENEFITS THAT WE NEED TO BE COMPETITIVE WITH OTHER BROADBAND SERVICE PROVIDERS, OR THAT IT WILL BE READY FOR COMMERCIAL DEPLOYMENT IN A TIMELY MANNER. IF THIS TECHNOLOGY PROVES UNRELIABLE, OR DOES NOT BECOME COMMERCIALLY VIABLE IN TIME TO MEET PERCEIVED DEMAND, THEN DEMAND FOR OUR SERVICES AND OUR ABILITY TO TIMELY IMPLEMENT OUR LONG-TERM BUSINESS STRATEGY COULD BE ADVERSELY AFFECTED.

         We currently are evaluating the development of next generation technology platforms for delivery of broadband wireless service over MMDS radio spectrum, as well as the technology commitments by other MMDS operators such as Sprint and WorldCom. We believe some of these technology platforms will address line-of-sight limitations that exist in current generation equipment, and allow customers to install and upgrade their customer premises equipment themselves. However, next generation MMDS technology is largely unproven in commercial applications. We cannot assure you that new technology will provide the advantages we expect or that it will be ready for commercial deployment in a timely manner, if at all. Our failure to achieve or maintain reliable service capabilities could significantly reduce or delay consumer demand for our services. In addition, it is unlikely that we would commit to a specific technology platform for any significant deployment until another major MMDS operator makes a significant commitment to the same technology. In October 2001, Sprint announced that it was ending customer acquisition for MMDS Internet services and freezing the number of MMDS markets it serves until substantial progress is made on next generation MMDS technology. The failure of a technology platform to become commercially ready in a timely manner could delay, reduce or eliminate our launch of new broadband wireless Internet systems.

WE EXPECT THAT OPEN TECHNOLOGY STANDARDS AMONG MMDS EQUIPMENT MANUFACTURERS WILL LOWER EQUIPMENT AND OTHER COSTS FOR SERVICE PROVIDERS. THERE IS NO ASSURANCE THAT THESE STANDARDS WILL EVOLVE.

         We believe that open, or non-proprietary, manufacturing standards ultimately are necessary in next generation MMDS technology to lower infrastructure and customer premise equipment costs, and allow for interoperability and flexibility for service providers. Although there are discussions among various vendors to develop open standards in this area, there is no assurance that these standards will evolve in the near future or at all. The failure of these standards to evolve could result in higher operating costs and unacceptable operating margins.

THE INTERNET ACCESS MARKET IS HIGHLY COMPETITIVE. BECAUSE MANY COMPETITORS IN OUR MARKETS ARE WELL-ESTABLISHED AND HAVE RESOURCES SIGNIFICANTLY GREATER THAN THOSE AVAILABLE TO US, WE MAY NOT BE ABLE TO ESTABLISH A SIGNIFICANT NUMBER OF INTERNET ACCESS CUSTOMERS IN OUR MARKETS.

         As we enter the high-speed Internet access business, we will be forced to compete with numerous service providers, including the following:

         o other Internet service providers ("ISPs") which have developed high-speed access capabilities such as digital subscriber lines ("DSL") along with their existing services,

         o incumbent local exchange carriers ("ILECs") which are providing DSL-based services in addition to their existing wide area, metropolitan and local area networks,

         o interexchange carriers, which are expanding their networks to support high-speed local access, including DSL-based services and a full range of Internet services and applications,

         o competitive local exchange carriers ("CLECs") which are offering DSL-based data and other services,

         o cable modem service providers offering high-speed access services to consumers and businesses, and

         o other fixed-wireless and satellite data service providers, which have deployed or are developing broadband two-way data and voice services.

         Many of our competitors are well-established and have larger and better developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and significantly greater financial, technical and marketing resources than we have. Many of these companies can subsidize competing services with revenues from other services and have ready access to capital markets. As competition increases in the high-speed Internet access market, we anticipate intensified downward pricing pressure for our services. If we are unable to compete effectively it will adversely affect our ability to successfully implement our business strategy.

    WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL IN IMPLEMENTING OUR LONG-TERM BUSINESS STRATEGY BECAUSE IT INCLUDES OPERATIONS THAT HAVE NOT BEEN WIDELY DEPLOYED ON A COMMERCIAL BASIS. OUR FAILURE TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE COULD IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY.

         Our primary business strategy of providing broadband wireless services over MMDS spectrum has not been widely deployed on a commercial basis. The success of our long-term business strategy depends on our ability to develop and market our high-speed Internet access service at profitable rates. We will face a number of difficulties and uncertainties generally associated with new businesses, such as:

    o    lack of consumer acceptance,

    o    difficulty in obtaining financing,

    o competition from providers using more traditional and commercially proven sources for these services,

    o    advances in competing technologies, and

    o    changes in laws and regulations.

         We have launched commercial high-speed Internet access service in only two of our existing markets, and we cannot assure you that businesses and consumers will accept our service as a commercially viable alternative to other means of Internet access.

         To date we have not commercially launched wireless local loop or voice over Internet Protocol ("IP") services over our spectrum. We cannot assure you that a system can be designed to deliver telephony services over our spectrum on a commercial basis or, if such a system can be designed, that we will receive the requisite regulatory approvals to offer these services or that we will be able to deploy these services in a commercially successful manner or at all.

WE ARE SUBJECT TO EXTENSIVE FEDERAL LAWS, RULES AND REGULATIONS. THE LAWS, RULES AND REGULATIONS TO WHICH WE ARE SUBJECT COULD CHANGE AT ANY TIME IN AN UNPREDICTABLE MANNER.

         Our continued ability to acquire, lease and maintain MDS, MMDS and ITFS spectrum, which is vital to our operations, is subject to extensive regulation. These regulations directly affect the breadth of services we are able to offer, as well as the rates, terms and conditions of those services. We also are affected indirectly by other governmental regulations on companies that offer competing services. Regulations and their application are subject to continual change as a result of new legislation, regulations adopted from time to time by regulatory authorities and judicial interpretation of these laws and regulations. We are not able to predict the extent to which any change in the regulatory environment could affect our business. We cannot assure you that changes in legislation, regulations and interpretations would not have a significant adverse impact on our ability to implement our business strategy.

         Aside from the use of spectrum, the Federal Communications Commission ("FCC") has held that Internet access services are "information services" not subject to FCC regulation. Nevertheless, the FCC has held that the Internet dial-up traffic is interstate traffic subject to FCC jurisdiction. While the U.S. Court of Appeals for the D.C. Circuit reversed and remanded the FCC's holding regarding Internet dial-up traffic, the FCC has reaffirmed the holding on appeal. The FCC's affirmation of its holding currently is being appealed. There can, therefore, be no certainty that the providing of Internet access services will continue to be free from FCC regulation. Moreover, if we begin providing wireless telecommunications or voice over IP services, we will be subject to FCC and state regulation of our interstate and intrastate telecommunications services, respectively.

CHANGES IN THE REGULATORY STATUS OF THE 2500-2690 MHz, OR "2.5 GHz," FREQUENCY BAND MAY ADVERSELY AFFECT CURRENT AND FUTURE FIXED WIRELESS OPERATIONS.

         The FCC recently issued an order to allow limited mobile wireless use of the 2.5 GHz spectrum band, in which we hold many of our FCC licenses and spectrum leases. Under the FCC's order, existing licensees in the 2.5 GHz band can offer mobile wireless services in addition to previously authorized fixed services. Although the FCC's order seeks to protect fixed wireless use from any interference by mobile systems, there is no assurance that the addition of mobile services to the 2.5 GHz band will not adversely affect the operation of fixed wireless systems in this band. Furthermore, we will rely on spectrum leases with third party license holders to deliver some of our fixed wireless services. If competition for use of this spectrum band develops from mobile providers, we may not be able to obtain renewals for these leases on favorable or acceptable terms. Finally, the FCC's order is subject to reconsideration and appeal, and the protections and benefits afforded to fixed wireless service providers under the FCC's current order may be revised or eliminated if reconsidered or appealed.

THE 2150 - 2162 MHz, OR "2.1 GHz," RADIO FREQUENCY BAND IS ONE OF SEVERAL FREQUENCY BANDS CURRENTLY BEING CONSIDERED AS A SOURCE OF ADDITIONAL SPECTRUM FOR THIRD GENERATION, OR "3G," MOBILE SYSTEMS. WE COULD BE REQUIRED TO RELOCATE EXISTING AND FUTURE OPERATIONS IN THE 2.1 GHz BAND TO ACCOMMODATE 3G MOBILE SYSTEMS.

         Various government agencies, including the FCC, have developed a plan to identify additional spectrum for 3G services that includes the 2.1 GHz band. We currently use the 2.1 GHz band in our existing fixed-wireless networks, and the 2.1 GHz band is part of our plan for future broadband wireless networks. We could be required to relocate current and future broadband wireless services to another frequency band. We are not able to determine at this time the impact that relocation would have on our operations; however, relocation of operations to another frequency band could require new or additional equipment, raise operating costs, delay the provision of service, or render service uneconomic in certain areas.

WE DEPEND ON FCC-REGULATED LICENSES AND CHANNEL LEASES. THE FAILURE TO MAINTAIN CHANNEL RIGHTS IN VARIOUS MARKETS COULD ADVERSELY AFFECT OUR ABILITY TO TIMELY IMPLEMENT OUR BUSINESS STRATEGY.

         We depend upon licenses granted to us by the FCC and leases with other FCC license holders for access to channel capacity necessary to operate our Internet and video businesses. These licenses are subject to renewal as determined by the FCC. FCC licenses also specify channel construction deadlines by which channel transmissions must begin, which, if not met, would permit the FCC to revoke the license. We cannot assure you that:

    o    the FCC will renew our licenses as their initial terms expire,

    o our channel lessors will continue to hold valid licenses for their channels,

    o we will be able to renew our channel leases on terms acceptable to us, or

    o    the FCC will grant requests for extensions of construction deadlines.

         The failure to maintain FCC licenses and channel leases will reduce the total number of channels available for our use. If we fail to maintain sufficient FCC licenses or channel leases in markets where we operate or in which we intend to launch two-way Internet access service, then the resulting reduction in channel capacity could have a material adverse effect on our ability to:

    o serve our existing Internet access and subscription television customer base,

    o serve increasing customer demand for high-speed Internet access service, and

    o add services such as voice over IP or wireless telecommunications services.

         We cannot assure you that we will be able to obtain replacement spectrum or other acceptable alternatives in a market if we lose an FCC license or channel lease in that market.

OUR BROADBAND WIRELESS SYSTEMS WILL REQUIRE APPROVAL FROM THE FCC. ALTHOUGH WE HAVE RECEIVED FCC APPROVAL FOR APPROXIMATELY 95% OF THE APPLICATIONS WE FILED IN THE FCC'S INITIAL FILING WINDOW IN AUGUST 2000, WE WILL BE REQUIRED TO OBTAIN APPROVAL FOR ANY NEW APPLICATIONS AND ANY MODIFICATIONS TO OUR INITIAL APPLICATIONS. IF WE DO NOT OBTAIN REQUISITE APPROVALS FOR NEW APPLICATIONS OR MODIFICATIONS TO EXISTING APPLICATIONS IN A PARTICULAR MARKET, THEN WE MAY NOT BE ABLE TO OPERATE IN THAT MARKET.

         In August 2000, we filed over 400 applications with the FCC to receive authorization for two-way broadband wireless operations in 70 markets. As of September 30, 2001, we had received approval for approximately 95% of these applications, representing 90% of these markets. We will be required to obtain additional approval for any new applications and any modifications to our initial applications that we desire to file to supplement channel capacity or modify a network design. These applications must meet FCC interference protection rules or contain the consent of other MDS, MMDS and ITFS licensees in these markets and adjacent markets. We cannot assure you that:

    o applications for new channel capacity or network modifications will not be preempted or otherwise limited by previously or concurrently filed applications of other operators, or

    o we will be able to obtain the necessary cooperation and consents from channel licensees in our markets or adjacent markets to enable us to optimize our network designs.

         If we do not receive the required consents for additional channel capacity in a particular market, or we are not able to modify a network design, we may be unable to operate service in that market in a cost-effective manner.

OUR BASIC TRADING AREA, OR "BTA," AUTHORIZATIONS ARE SUBJECT TO FORFEITURE IF WE DEFAULT ON OUR PURCHASE PRICE PAYMENTS OR FAIL TO MEET CERTAIN SERVICE REQUIREMENTS. THE COSTS OF THE BUILD-OUT TO SATISFY OUR BTA SERVICE REQUIREMENTS COULD BE MATERIAL.

         We acquired authorizations for 93 BTAs in August 1996 at a total cost of approximately $19.8 million. As of September 30, 2001, $11.0 million in principal amount of this debt remained payable quarterly through August 2006. Each BTA is subject to an individual installment note. If we fail to make one or more scheduled installment payments on a BTA note after any applicable grace period, that BTA authorization may be forfeited to the FCC.

         To retain a BTA authorization, we must provide a required level of service in the BTA by August 2003. We will satisfy the service requirement for a BTA if we construct MDS and MMDS stations capable of providing a signal to at least two-thirds of the BTA population outside of the service areas of other MDS and MMDS operators within our BTAs. If we fail to meet this requirement, or the FCC does not waive, extend or otherwise modify the build-out requirement, then the BTA authorization for the portion of the BTA that is not capable of being served may be subject to forfeiture. Constructing MDS and MMDS channels capable of providing service to the required population in unconstructed BTAs could require substantial capital expenditures.

WE DEPEND ON KEY PERSONNEL. IF WE LOSE OUR CHIEF EXECUTIVE OFFICER, OUR ABILITY TO CARRY OUT OUR LONG-TERM BUSINESS STRATEGY COULD BE ADVERSELY AFFECTED.

         Our future success largely depends on the expertise of Carroll D. McHenry, our chief executive officer, president and chairman of the board, and other members of senior management. We have employment agreements with Mr. McHenry and other members of senior management, but do not maintain a key person life insurance policy on the life of Mr. McHenry or other members of senior management.

INTENSE COMPETITION EXISTS IN THE SUBSCRIPTION TELEVISION MARKET. WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES. OUR FAILURE TO MAINTAIN AND EXPAND OUR WIRELESS CABLE SUBSCRIBER BASE COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         The subscription television business is also highly competitive, and many of our competitors have significantly greater resources and channel capacity than we have. Our principal subscription television competitors consist of traditional wireline or franchised cable operators, direct to home/direct broadcast satellite providers and private cable operators. Wireless cable providers, including our subscription television service, have less than a 1% share of the national subscription television market. In addition, local off-air VHF/UHF broadcast television stations, such as affiliates of ABC, NBC, CBS and Fox, continue to be a primary source of free video programming for the public. Our failure to maintain our existing wireless cable subscriber base could adversely affect our results of operations. We cannot assure you that we will be able to maintain our subscriber base for our wireless cable services.

LOSS OF DIRECTV CONTRACTS COULD ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

         Our agency relationship with DIRECTV represents a material portion of our subscription television service revenues (12.7% for the nine months ended September 30, 2001). We depend on our contracts with DIRECTV to provide DIRECTV service. Our single family unit and multiple dwelling unit contracts with DIRECTV expire in February 2006 and October 2004, respectively. A cancellation or nonrenewal of our contracts with DIRECTV could have a material adverse effect on our revenues and results of operations.

BUILDING AND TOWER OWNERS CONTROL ACCESS TO CERTAIN STRATEGIC ANTENNA SITES.

         We will be required to obtain rights from building and tower owners to install our antennas and other equipment to provide service to our customers. We cannot assure you that we will be able to obtain, at costs or on terms acceptable to us, the rights necessary to expand our services as planned.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGY CHANGES.

         The high-speed Internet access industry is subject to rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend largely on our ability to anticipate or adapt to these changes and to offer, on a timely basis, services that meet evolving standards. We cannot predict the extent to which competitors using existing or currently undeployed methods of delivery of Internet access services will compete with our services. We cannot assure you that:

    o existing, proposed or undeveloped technologies will not render our broadband wireless systems less profitable or less viable,

    o we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies, or

    o we will be successful in responding to technological changes in a timely and cost effective manner.

WE MAY BE LIABLE FOR INFORMATION SENT THROUGH OUR NETWORK.

         The law relating to the liability of Internet access providers for information carried on, stored on or disseminated through their network is unsettled. Several private lawsuits seeking to impose liability upon Internet access providers currently are pending. In addition, legislation has been enacted and new legislation has been proposed that imposes liability for the transmission of or prohibits the transmission of certain types of information on the Internet, including sexually explicit and gambling information. While no one has ever asserted a claim against us relating to this issue, someone may assert a claim of that type in the future and may be successful in imposing liability on us. Although we carry Internet liability insurance, it may not be adequate to compensate claimants or may not cover us if we become liable for information carried on or disseminated through our networks.

WE HAVE A LARGE PORTION OF OUR COMMON STOCK HELD BY A SMALL NUMBER OF OUR STOCKHOLDERS. THIS CONCENTRATION OF OWNERSHIP CAN AFFECT STOCKHOLDER VOTES AND CAUSE OUR STOCK PRICE TO BE VOLATILE IN THE PUBLIC TRADING MARKET.

         A large portion of our common stock is held by a small number of stockholders. As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduces the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements with respect to our financial condition, results of operations, business strategy and financial needs. The words "may," "will," "expect," "believe," "plan," "intend," "anticipate," "estimate," "continues" and similar expressions, as they relate to us, as well as discussions of our strategy, are intended to identify forward-looking statements. These statements reflect our current view of future events and are based on our assessment of, and are subject to, a variety of factors, contingencies, risks, assumptions, and uncertainties deemed relevant by management, including:

    o our ability to successfully and timely fund and build out our planned broadband wireless network,

    o the capabilities and availability of technology platforms for commercial deployment of broadband wireless services over MDS, MMDS and ITFS spectrum,

    o    competitive technologies, products and services,

    o regulatory and interference issues, including the ability to obtain and maintain MDS and MMDS licenses and MDS, MMDS and ITFS spectrum leases, and further rulemakings to address technical and interference rules for mobile use of the 2.5 GHz band,

    o possible reconsideration or appeal of favorable FCC decisions relating to the 2.5 GHz band,

    o    business and economic conditions in our existing markets, and

    o those matters discussed specifically under "Risk Factors" and elsewhere in this prospectus and in the materials incorporated by reference into this prospectus.

We cannot assure you that any of our expectations will be realized, and actual results and occurrences may differ materially from our expectations as stated in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus by the selling stockholders.

                              SELLING STOCKHOLDERS

    This prospectus relates to offers and sales of our common stock by the selling stockholders. The following table sets forth as of the date of the offering, the name of each selling stockholder, the number of shares of common stock owned by each selling stockholder prior to the offering, and the percentage of outstanding common stock held by each selling stockholder prior to the offering. The shares of common stock that may be offered and sold by the selling stockholders under this prospectus constitute all of the shares of our common stock owned directly by the selling stockholders prior to the offering. Each selling stockholder may offer and sell under this prospectus all of the shares of common stock held by that selling stockholder prior to the offering as identified below and, assuming that a selling stockholder sells all of its shares of our common stock registered on its behalf pursuant to the registration statement of which this prospectus is a part, the selling stockholder will no longer own any shares of our common stock. Inclusion in the table below does not imply that any selling stockholder will actually offer and sell any of the shares registered on its behalf. None of the selling stockholders has held any position, office or other material relationship with Nucentrix during the past three years.

                                                                           SHARES OF
                                                                         COMMON STOCK              PERCENT OF
                                                                         OWNED BEFORE              CLASS OWNED
                          NAME OF OWNER                                  THE OFFERING            BEFORE OFFERING
   -------------------------------------------------------------       ------------------      --------------------

   -------------------------------------------------------------       ------------------      --------------------
   Smithco of Ft. Smith, Inc...................................                91,956                      *
   Smithco Investments of West Memphis, Inc....................                60,873                      *
   Blake Twedt.................................................                22,784                      *
   John Dudeck.................................................                 8,206                      *
                                                                              -------                    ---
          TOTAL................................................               183,819                    1.8%
                                                                              =======                    ===

----------

    * Less than 1%.

                              PLAN OF DISTRIBUTION

    The selling stockholders may offer and sell their shares of common stock covered by this prospectus from time to time, at prevailing prices or at privately negotiated prices, in one or more transactions including the following:

    o transactions on The Nasdaq Stock Market, or any other securities exchange or quotation system on which the common stock is then traded,

    o    over-the-counter market transactions,

    o privately negotiated transactions other than the over-the-counter market, and

    o    in any combination of these transactions.

    These transactions may be at market prices, at prices related to the market price, at negotiated prices, at fixed prices or at varying prices. If the selling stockholders use the services of an underwriter, broker, dealer or agent to assist with the sale of the common stock, the party providing services may receive compensation for their services. The compensation may be paid by the buyer or the seller of the common stock and may be in the form of a commission, concession or discount. The amount and form of compensation for these services will be determined by the buyer and the seller. The persons providing these services could be considered underwriters under the Securities Act of 1933, and any profits received or compensation paid could be considered an underwriting discount or commission under the Securities Act of 1933. At the time a particular offer of shares of common stock is made, to the extent required, a supplement to this prospectus will be distributed that will set forth the aggregate number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriter, dealers or agents, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

    The term "selling stockholders," as used in this prospectus, includes pledgees, donees, transferees, or other successors-in-interest who receive shares of our common stock covered by this prospectus as a pledge, gift, partnership distribution, or other non-sale related transfer from a selling stockholder. If a selling stockholder notifies us that a pledgee, donee, transferee, or other successor-in-interest intends to sell more than 500 shares of our common stock under this prospectus, a supplement to this prospectus will be provided to name the pledgee, donee, transferee, or successor, as applicable.

    Under the Securities Exchange Act of 1934 and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market making activities involving the common stock for a period of five days prior to the commencement of the distribution, subject to certain exemptions. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, including without limitation, Regulation M. These regulations may limit the timing of purchases and sales of the common stock by the selling stockholders.

    Under various state securities or blue sky laws, registered or licensed brokers or dealers must be used to effect sales of capital stock. In addition, various states require that sales of capital stock must be registered or qualified for sale in the state, or an exemption from registration or qualification must be available and complied within the state, prior to effecting these sales.

    Pursuant to the terms of a Registration Rights Agreement dated April 25, 2001, among Nucentrix, Smithco of Ft. Smith, Inc. and Smithco Investments of West Memphis, Inc. and a Registration Rights Agreement dated September 26, 2001, among Nucentrix, Blake Twedt and John Dudeck, the selling stockholders will pay substantially all of the expenses incident to the registration, offering and sale of the common stock to the public, including any commissions, fees and discounts of underwriters, dealers or agents. Under the Registration Rights Agreement, the selling stockholders will be indemnified by us against civil liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

    Various legal matters in connection with the offering of the common stock hereby have been passed upon for Nucentrix by Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas.

                                     EXPERTS

    The consolidated balance sheets of Nucentrix Broadband Networks, Inc., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000, the periods from January 1, 1999 to April 1, 1999, the effective date of our reorganization ("Effective Date") and from the Effective Date to December 31, 1999, and for the year ended December 31, 1998 included in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 with respect to the common stock covered by this prospectus. This prospectus, which forms a part of the Registration Statement, omits selected information contained in the Registration Statement, and you should refer to the Registration Statement for further information with respect to Nucentrix and the common stock covered by this prospectus. Statements contained in this prospectus concerning the provisions or contents of any documents are necessarily summaries of these documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the SEC's Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such materials may be obtained from this office upon payment of the fees prescribed by the SEC. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Nucentrix, that submit electronic filings to the SEC. Our common stock is listed on The Nasdaq Stock Market under the symbol "NCNX," and such reports, proxy and information statements and certain other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, NW, Washington, DC 20006. Nucentrix also maintains a web site at http://www.nucentrix.com.

     The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

    o    Annual Report on Form 10-K for the year ended December 31, 2000;

    o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

    o Proxy Statement for the Annual Meeting of Stockholders filed on April 6, 2001;

    o    Current Report on Form 8-K filed on September 25, 2001; and

    o The description of our common stock contained in our registration statement on Form S-1, filed with the SEC on January 14, 1994.

     We will deliver to each person, including any beneficial owner, receiving this prospectus, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                       Nucentrix Broadband Networks, Inc.
                           4120 International Parkway
                                   Suite 2000
                             Carrollton, Texas 75007
                            Attn: Corporate Secretary
                            Telephone: (972) 662-4000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by Nucentrix Broadband Networks, Inc. (the "registrant") in connection with this registration of the common stock offered hereby are as follows:

                         SEC registration fee.............       $        489
                         "Blue Sky" fees and expenses.....              2,000
                         Printing and engraving expenses..                -0-
                         Legal fees and expenses..........             15,000
                         Accounting fees and expenses.....              6,000
                         Transfer agent and registrar fees                N/A
                         Miscellaneous expenses...........              3,000
                                   Total..................       $     26,489
                                                                 ============

    The selling stockholders will bear substantially all of these expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

    The registrant's Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

ITEM 16. EXHIBITS.

(a) Exhibits

       EXHIBIT
       NUMBER                              DESCRIPTION
       ------                              -----------

         2.1        -- Registrant's Plan of Reorganization under Chapter 11
                       of the United States Bankruptcy Code (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated January 19, 1999).

         2.2        -- Order Confirming Registrant's Plan of Reorganization
                       Under Chapter 11 of the Bankruptcy Code, dated as of March 16, 1999 (incorporated by reference to Exhibit 2.2 to the Registrant's Form S-1, dated June 17, 1999).

         4.1        -- Specimen Nucentrix Broadband Networks, Inc. Stock
                       Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Form S-1, dated June 17, 1999).

         4.2        -- Registration Rights Agreement dated as of April 1,
                       1999, among the Registrant and certain selling stockholders named in Registrant's Form S-3 filed with the SEC on February 2, 2001 (incorporated by reference to Exhibit 4.2 to the Registrant's Form S-1/A, dated December 16, 1999).

        *4.3        -- Registration Rights Agreement dated as of April 25, 2001, among the Registrant, Smithco of Ft. Smith, Inc. and Smithco Investments of West Memphis, Inc.

        *4.4        -- Registration Rights Agreement dated as of September
                       26, 2001, among the Registrant, Blake Twedt and John Dudeck.

        *5.1        -- Legal Opinion of Vinson & Elkins L.L.P., dated as of
                       November 6, 2001.

       *23.1        -- Consent of KPMG LLP.

       *23.2        -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                       5.1).

       *24.1        -- Powers of Attorney (included in the signature pages
                       hereto).

----------

    * Filed herewith.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nucentrix pursuant to the provisions in Item 15 above, or otherwise, Nucentrix has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Nucentrix of expenses incurred or paid by a director or officer or controlling person of Nucentrix in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nucentrix will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    Nucentrix hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Nucentrix hereby undertakes that, for purposes of determining any liability under the Act, each filing of Nucentrix's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carrollton, State of Texas, on November 6, 2001.


                                      NUCENTRIX BROADBAND NETWORKS, INC.

                                      By:

                                         /s/ CARROLL D. McHENRY
                                      -----------------------------------------
                                      Carroll D. McHenry
                                      Chairman of the Board, President and Chief
                                        Executive Officer

                                POWER OF ATTORNEY

    Each officer or director whose signature appears below hereby appoints each of Carroll D. McHenry and J. Curtis Henderson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his behalf, as an individual and in the capacity stated below, any amendment or post-effective amendment to this Registration Statement, and any Registration Statement relating to an offering made in connection with the offering contemplated by this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which such attorney-in-fact and agent may deem appropriate or necessary, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                        TITLE                        DATE
                   ---------                                        -----                        ----
    /s/ CARROLL D. McHENRY                         Chairman of the Board, President and   November 6, 2001
    ------------------------------------------        Chief Executive Officer
    Carroll D. McHenry                                (Principal Executive  Officer)



    /s/ J. DAVID DARNELL                           Senior Vice President and Chief        November 6, 2001
    ------------------------------------------        Financial Officer (Principal
    J. David Darnell                                 Financial Officer)



    /s/ AMY E. IVANOFF                             Controller (Principal Accounting       November 6, 2001
    ------------------------------------------          Officer)
    Amy E. Ivanoff


    /s/ RICHARD B. GOLD                            Director                               November 6, 2001
    ------------------------------------------
    Richard B. Gold

    /s/ STEVEN D. SCHEIWE                          Director                               November 6, 2001
    ------------------------------------------
    Steven D. Scheiwe

    /s/ NEIL S. SUBIN                              Director                               November 5, 2001
    ------------------------------------------
    Neil S. Subin

    /s/ R. TED WESCHLER                            Director                               November 2, 2001
    ------------------------------------------
    R. Ted Weschler

                                INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                               DESCRIPTION
---------                             -----------
   2.1        -- Registrant's Plan of Reorganization under Chapter 11
                 of the United States Bankruptcy Code (incorporated by
                 reference to Exhibit 2.1 to the Registrant's Current
                 Report on Form 8-K dated January 19, 1999).

   2.2        -- Order Confirming Registrant's Plan of Reorganization
                 Under Chapter 11 of the Bankruptcy Code, dated as of March 16, 1999 (incorporated by reference to Exhibit 2.2 to the Registrant's Form S-1, dated June 17, 1999).

   4.1        -- Specimen Nucentrix Broadband Networks, Inc. Stock Certificate
                 (incorporated by reference to Exhibit 4.1 to the Registrant's
                 Form S-1, dated June 17, 1999).

   4.2        -- Registration Rights Agreement dated as of April 1,
                 1999, among the Registrant and certain selling stockholders named in Registrant's Form S-3 filed with the SEC on February 2, 2001 (incorporated by reference to Exhibit 4.2 to the Registrant's Form S-1/A, dated
                 December 16, 1999).

  *4.3        -- Registration Rights Agreement dated as of April 25, 2001, among the Registrant, Smithco of Ft. Smith, Inc. and Smithco
                 Investments of West Memphis, Inc.

  *4.4        -- Registration Rights Agreement dated as of September 26, 2001, among the Registrant, Blake Twedt and John Dudeck.

  *5.1        -- Legal Opinion of Vinson & Elkins L.L.P., dated as of November
                 6, 2001.

 *23.1        -- Consent of KPMG LLP.

 *23.2        -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

 *24.1        -- Powers of Attorney (included in the signature pages hereof).

----------

    * Filed herewith.